Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is entered into as of the date last written below by and between SeaChange International, Inc. (the “Company” or “SeaChange”) and Jay Samit (“Executive”) (individually, a “Party,” and collectively, the “Parties”). The Parties hereby agree as follows:

1. Resignation from Employment; Benefits. The Parties acknowledge and agree that the employment of Executive by SeaChange has been terminated by SeaChange without cause, effective April 6, 2016 (the “Separation Date”).

Executive will be paid no later than the next regular payroll date that falls on or after the Separation Date for all base salary earned through the Separation Date, together with all accrued but unused paid vacation time as of the Separation Date. Following the Separation Date, Executive agrees that he is not entitled to any salary, bonus, equity or other compensation from SeaChange, except as expressly set forth herein.

For the period subsequent to the Separation Date, Executive may be eligible to elect continued group health and dental insurance coverage pursuant to the federal law known as COBRA. Notification of Executive’s COBRA rights will be sent under separate cover. Effective on the Separation Date, Executive’s entitlement to or participation in any and all other Company benefits, benefit plans, policies or programs shall cease, except as expressly set forth herein.

2. Resignation from Other Positions; Transfer of Subsidiary Interests. Executive shall and hereby does resign from all officer, director and other positions with SeaChange and all of its subsidiaries (including but not limited to his positions as Chief Executive Officer and as a member of the Board of Directors of SeaChange) effective on the Separation Date.

3. Severance. In consideration of Executive’s execution of this Agreement and subject to Executive’s non-revocation of this Agreement and compliance with Executive’s Employee Noncompetition, Nondisclosure and Developments Agreement with the Company dated as of January 27, 2016 (the “Existing Agreement”), a copy of which is attached hereto as Exhibit A, the Company will pay to Executive a total of $750,000, less applicable taxes and withholdings (the “Severance Pay”), to be paid in equal monthly installments over the twelve months following the Separation Date, commencing on the next regular payroll date that falls on or after the Separation Date, and every other alternating regular payroll date thereafter.

4. Compensation and Bonus Plan; Existing Equity Awards.

a. Compensation and Bonus Plan. In satisfaction of any obligation of SeaChange pursuant to SeaChange’s fiscal year 2016 and/or fiscal year 2017 compensation and bonus plan (notwithstanding that Executive shall not be an employee of SeaChange on the applicable payment date), SeaChange will pay to Executive $625,000, less applicable taxes and withholdings (to be paid in the next payroll period following expiration of the

Revocation Period, subject to Executive’s execution of this Agreement and subject to Executive’s non-revocation of this Agreement and compliance with the Existing Agreement).

b. Existing Equity Awards. The Parties acknowledge and agree that Executive’s equity awards as of the Separation Date under the Company’s Amended and Restated 2011 Equity Compensation and Incentive Plan (the “Equity Plan”) are as set forth in Exhibit B hereto. Executive’s stock options and restricted stock units shall continue to be governed by the terms and conditions set forth in the Equity Plan and the agreements evidencing such awards, which shall continue in full force and effect following execution of this Agreement. For the avoidance of doubt, any Performance-Vested Equity Award (as such term is defined in that certain Amended and Restated Change-in-Control Severance Agreement, dated as of January 26, 2016, by and between the Company and Executive (the “Change-in-Control Agreement”)) shall be determined under the terms of the underlying award agreement and the vesting of any equity award (other than a Performance-Vested Equity Award) shall be pro-rated for your period of service through the date of termination. Consistent with the Company’s Corporate Governance Guidelines, Executive shall not sell any Company stock for a period of ninety (90) days following the Separation Date.

5. Section 409A Compliance. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule. In no event shall the Executive have any right to determine the taxable year of payment of any amount hereunder.

6. Release of Claims. Executive, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges SeaChange International, Inc. and each of its predecessors, successors, subsidiaries, investors and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, consultants, representatives, insurers, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive has, claims to have, ever had, or ever claimed to have had against Releasees through the date last written below. This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and separation from employment with SeaChange; all Claims relating to Executive’s positions and duties with SeaChange; all Claims relating to Executive’s equity and other rights as to SeaChange; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code and any other similar applicable state laws; and all other statutory or common law Claims. Executive also waives any Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages, bonuses, severance, equity or other compensation, provided that this Release shall not be construed to impair (i) any rights pursuant to any qualified retirement or welfare benefit plan maintained by the Company, (ii) any rights to be indemnified by the Company pursuant to the Company’s articles of incorporation or bylaws, applicable law, or rights under any Company D & O policy (with the Company agreeing to maintain coverage substantially similar to that existing immediately prior to the date hereof with respect to the period during which Executive was an employee of the Company, which obligation may be satisfied at the Company’s discretion by means of a “tail” policy) or the Indemnification Agreement, dated as of October 20, 2014, between the Company and Executive, or (iii) Executive’s rights under this Agreement. Additionally, nothing in this Agreement shall be interpreted to prohibit Executive from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency. However, by signing this Agreement, Executive acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims against the Releasees.

7. Non-Filing of Complaint or Charges. Executive represents that he has not filed any complaint or charge against any of the Releasees with any local, state or federal agency or court, or assigned any of the Claims released in Section 6 (Releases of Claims) to any third party.

8. Affirmation of Existing Agreement. Regardless of whether Executive signs this Agreement, the Existing Agreement shall remain in full force and effect following the Separation Date. Executive represents and acknowledges that Executive has at all times complied with the Existing Agreement, and will continue to do so following the Separation Date.

9. Return of Information and Property. Executive represents and warrants that he has either returned or will return to Martha Restrepo, Vice President of HR, on or before the Separation Date any and all Company property and documents, and that Executive has removed and deleted any Company information and data that Executive may have on his personal computer, storage devices (including cloud-based) or in any other data repository; provided that (a) Executive shall be permitted to retain his current cell phone number, although all Company-paid services relating to his cell phone and the devices listed in Section 9(b) shall cease on the

Separation Date; and (b) the Company shall return to Executive his current Macbook laptop once the Company has removed all Company information and data from such devices. Executive further agrees that on and after the Separation Date, he will not for any purpose attempt to access or use any SeaChange computer or computer network or system, including its servers and electronic mail system. Executive also represents that he has left intact all of the Company’s electronic files, including those that he developed or helped develop during his employment with the Company.

10. Cooperation. Executive agrees to cooperate fully with SeaChange in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of SeaChange or its predecessors, subsidiaries, affiliates or any of their current or former partners, investors, agents, employees, officers, or directors and which relate to events or occurrences that transpired or are alleged to have transpired during his employment or affiliation with SeaChange. Such cooperation shall include, without implication of limitation, being available to meet at mutually agreeable times with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by SeaChange. SeaChange shall reimburse Executive for reasonable documented out-of-pocket expenses incurred by Executive in connection with fulfilling services requested by SeaChange pursuant to this Section 10.

11. Waiver of Civil Code Section 1542. It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every Claim specified in this Agreement. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the California Civil Code, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, as well as those relating to any other Claims herein specified. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Having been so apprised, Executive nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542, and elects to assume all risks for Claims that now exist in Executive favor, known or unknown.

12. Non-Disparagement; Confidentiality. Executive agrees not to make any statement, written or oral, which disparages SeaChange or any of its services, subsidiaries, affiliates, shareholders, investors, partners, members, directors, officers, employees, or agents. Executive further agrees not to make any statement or take any action which has the intended or foreseeable effect of harming SeaChange. For its part, the Company agrees that (i) neither its current Officers nor its current Board members shall make any statement, written or oral, which disparages Executive; and (ii) the Company shall not include any written statements that disparage the Executive in any official public Company announcement. Executive further agrees that (1) the terms and conditions of this Agreement and (2) any and all actions taken by the

Company and Releasees in accordance with this Agreement are confidential and shall not be disclosed, discussed, or revealed by Executive to any other person or entity except Executive’s spouse, formally retained attorney, or accountant. Nothing in this Section 12 is intended to restrict either Party or her/its agents from disclosing any provision of this Agreement to any taxing authority or to any tax advisor, counsel, accountant or advisor to such Party.

Nothing in this Section 12 herein shall prohibit either Party from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or from making any truthful disclosure required by law; provided, however, that in the event of such a disclosure, each Party agrees to provide advance written notice to the non-disclosing Party of his/its intent to make such disclosures and provided that best efforts will be used by the Parties to ensure that this Section 12 is complied with to the maximum extent possible. Moreover, nothing herein shall prevent Executive from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages and any other relief in any agency proceeding in which he does so participate.

13. Accord and Satisfaction. It is expressly agreed that the payments and benefits set forth in this Agreement, together with all other payments and benefits previously provided to Executive by SeaChange, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to Executive, including but not limited any obligations of SeaChange to Executive pursuant to both (x) the offer letter, dated as of October 16, 2014 and as amended January 26, 2016, by and between SeaChange and Executive and (y) the Change-in-Control Severance Agreement, each of which shall be and hereby are terminated and of no further force or effect.

14. Further Assurances. The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement.

15. Remedy for Breach. Executive understands and agrees that SeaChange may terminate Executive’s rights pursuant to this Agreement if Executive violates this Agreement (including compliance with the Existing Agreement). If Executive breaches a material provision of the Existing Agreement or this Agreement and does not cure such breach within twenty (20) days written notice thereof by SeaChange, SeaChange shall have the right to recover from Executive any Severance Pay paid to Executive or on Executive’s behalf during any time periods following the commencement of any such breach. The Parties further agree that a breach of Sections 7 (Non-Filing of Complaint or Charges), 8 (Affirmation of Existing Agreement), 9 (Return of Information and Property), 10 (Cooperation) and/or 12 (Non-Disparagement; Confidentiality) herein would result in irreparable harm to the non-breaching Party, that money damages would not provide an adequate remedy, and, therefore, that in addition to any other rights that the non-breaching Parties may have, the non-breaching Party shall have the right to specific performance and injunctive relief, without the necessity of posting a bond, in the event of a breach any of those Sections of this Agreement. In addition, in the event of any violation of those Sections of this Agreement, the non-breaching Party shall be entitled to recover its attorneys fees and costs incurred in connection with any efforts to enforce its rights under this Agreement.

16. Voluntary Waiver and Acknowledgement. Executive acknowledges that he has had the opportunity to consult with the attorney of his choice in connection with executing this Agreement, and that he has been given the opportunity, if so desired, to consider this Release for twenty-one (21) days before executing it. If Executive does not sign this Agreement and return it to Anthony Dias, Chief Financial Officer, at the Company’s principal business address so that it is received within twenty-one (21) days of the Separation Date, it will not be valid. In the event that Executive executes this Release within less than 21 days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 21-day period. Any change to this Agreement, whether material or otherwise, will not re-start this 21-day period.

The Parties acknowledge that, for a period of seven (7) days from the date that Executive signs this Agreement (the “Revocation Period”), he will retain the right to revoke this Agreement by written notice to Anthony Dias, Chief Financial Officer, at the Company’s principal business address, received before the end of the Revocation Period, and that this Agreement will not become effective or enforceable until the expiration of the Revocation Period.

Executive agrees that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by any of the Releasees with regard to the subject matter, basis or effect of this Agreement.

17. Entire Agreement. With the exception of the Equity Plan, the agreements evidencing the equity awards listed on Exhibit B, and the Corporate Governance Guidelines and the Existing Agreement, all of which shall survive in full force and effect except as expressly amended herein, this Agreement constitutes the entire understanding and agreement of the Parties regarding the matters set forth herein and supersedes any prior communications, agreements and understandings, written or oral, with respect to the matters set forth herein.

18. Other Terms. This Agreement may be modified only by a written agreement signed by Executive and an authorized officer of SeaChange. The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard for the conflict of laws principles thereof. Any proceeding arising out of or relating to this Agreement shall be brought solely in the federal or state courts located in Suffolk County, Massachusetts. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION

HEREWITH OR THE MATTERS CONTEMPLATED HEREBY OR THEREBY. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Executive or any of the Releasees. If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns, except that Executive’s obligations herein are personal and may not be assigned.

19. No Interference with Rights. Executive understands, agrees and acknowledges that nothing contained in this Agreement, including but not limited to Sections 6 (Release of Claims), 7 (Non-Filing of Complaint or Charges), 8 (Affirmation of Existing Agreement), 9 (Return of Information and Property), 11 (Waiver of Civil Code Section 1542), 12 (Non-Disparagement; Confidentiality), 14 (Further Assurances) or 18 (Other Terms) will prevent Executive from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or any governmental authority charged with the enforcement of any laws, provided that by signing this release Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Executive’s behalf, except where such a waiver of individual relief is prohibited.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

/s/ JAY SAMIT Jay Samit	Dated as of April 6, 2016

SEACHANGE INTERNATIONAL, INC.

By	Dated as of April 6, 2016
Name:
Title:

Exhibit A

Noncompetition, Nondisclosure and Developments Agreement

Exhibit B

Grant Date	Form of Award	Number of Shares	Vesting	Vested Shares as of April 6, 2016

10/20/14	Option	500,000	Performance-Vested (based on stock price)	None.

10/20/14	Restricted Stock Unit (RSU)	138,313	Time-based	50,588 shares • 34,578 vested and issued 10/20/15; • 16,010 to vest and be issued 4/17/16 subject to non-revocation of this Agreement

4/1/15	Restricted Stock Unit (RSU)	26,558	Time-based	26,558 vested as of 1/31/16 and previously issued.

1/26/16	Restricted Stock Unit (RSU)	50,000	Time-based	3,242 to vest and be issued 4/17/16 subject to non-revocation of this Agreement

1/26/16	Performance Stock Unit (PSU)	100,000	Performance-Vested (based on TSR)	Award to issue subsequent to 1/31/19 with pro ration based on days served (6.484% of 3 year period)